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                                                                 EXHIBIT 10.4(b)

[PLANTRONICS LOGO]

HUMAN RESOURCE ADMINISTRATIVE GUIDE

                                                                       No. H0xxx
                                                                  Rev 1.0 7/7/00

                        OVERACHIEVEMENT BONUS GUIDELINES


1.0    PURPOSE

       The Overachievement Bonus guidelines shall apply to fiscal year 2001 and subsequent fiscal years, unless amended. These guidelines will determine how the key management overachievement bonus plan funding and individual bonuses are administered and calculated.

2.0    SCOPE

       Selected employees may be eligible to participate in the Plantronics, Inc. Overachievement Bonus Plan. Eligible participants include all senior members of our worldwide management team, excluding sales managers already on commission plans with accelerators. Specifically, the participating group includes the CEO, direct reports to the CEO, and all directors and vice-presidents of the company. In addition, some associates with the title of senior manager in EMEA will be eligible to participate.

3.0    GENERAL

       Plantronics has numerous forms of variable compensation to incent associates to achieve. The overachievement bonus plan was created to reward extraordinary corporate and individual performance against annual targeted objectives. To receive bonus funds from the pool, the company must have surpassed its annual targets and an associate must also have achieved greater than 90% weighted average individual performance scores for the fiscal year.

4.0    GUIDELINE

       ELIGIBILITY

       To become an Eligible Participant in the Overachievement Bonus Plan, an associate must receive confirmation by way of a fully executed offer letter or memo from the Corporate Human Resource department.

       FUNDING

       The funding for the bonus pool will be based on ANNUAL ADJUSTED OPERATING INCOME, as follows:

       -  less than 100% of Board approved income:      0%
       -  100% of Board Plan and less than 108%:      5.0% of incremental income
       -  108% of Board Plan and less than 115%:      7.5% of incremental income
       -  115% of Board Plan and less than 120%:     10.0% of incremental income
       -  120% of Board Plan and above:              20.0% of incremental income

       A cap at 125% achievement of the Board Plan will be established.

       Adjusted net income (net income adjusted for extraordinary items such as capital gains/losses) was selected as the measurement of success as it holds the closest relationship to controllable shareholder


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[PLANTRONICS LOGO]

HUMAN RESOURCE ADMINISTRATIVE GUIDE

                                                                       No. H0xxx
                                                                  Rev 1.0 7/7/00

                        OVERACHIEVEMENT BONUS GUIDELINES

       value creation -- earnings per share has a diluted effect in measuring overall performance by taking into account the shares outstanding.

ALLOCATION

The Overachievement Pool will be distributed in two steps. The overall pool will be split into 2 sub-pools, the first (80%) to reward individual performance based on achievement as measured by objective scoring throughout the year, and the second (20%) to be provide the CEO discretionary ability to reward participants.

POOL 1 is distributed using a formula of 1) the individual's salary as a percent of the combined salaries of all participants, times 2) the weighted average of an individual's quarterly and annual (if any) objective bonus payout for the year, as follows:

       (Pool x 80%) * (Individual Salary/All Participant Salaries) * Weighted Ave. Individual Objective Score

NOTE: In general, individual scores of greater than 100% on objectives for the fiscal year as a whole are not allowed. Approval for such scoring must come from the CEO, with recommendations from the manager, functional VP and local head of HR.

POOL 2 is distributed by the CEO to any participant or set of participants in the pool, other than himself, on a purely discretionary basis. The CEO also has the discretion not to award all of the funds in this pool. Bonus payments for unbudgeted new hires may also be taken from the excess pool in the first year of hire. There is no maximum per individual from this pool.

TIMING AND PAYMENT

Overachievement bonuses will be paid annually, following the completion of year-end audited financial statements. Finance will be responsible for accruing amounts quarterly -- consistent with the degree of cumulative over-achievement to plan as of each quarter end, so that operating income will not change as a result of payments under the plan.

A participant must be employed by Plantronics on the payment date to be eligible. If not employed on the payment date, the participant shall not be entitled to any funds. If the participant dies, or is disabled and therefore unable to work during the relevant quarter or prior to the payment date, the participant will be treated as being employed on the payment date and the participant or the participant's estate will be entitled to the portion of the bonus actually earned on a pro rata basis using the time actually worked during the year.


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